Exhibit 10.24
OFFICE SUBLEASE
THIS SUBLEASE is made and entered into this 1 day of May, 2009, by and between Municipal Mortgage & Equity, LLC, a Delaware limited liability company (“Sublandlord”) and Walter Investment Management Corp., a Maryland corporation (“Subtenant”).
     1. BASIC LEASE PROVISIONS. As used in this Sublease, the following initial capitalized terms in this Section 1 shall have the meanings set forth in this Section 1:
A.	Property Address: The hereinafter described Premises are located within that certain Building (the “Building”) known as Bayport Plaza, having an address of 3000 Bayport Drive, Tampa, Florida 33607, located on the Land on which the Building is situated and all Common Areas, as further defined in the Prime Lease.

B.	Premises: The space located on the 11th floor of the Building and depicted on the floor plan attached hereto as Exhibit A and deemed for purposes of this Sublease to contain 25,127 rentable square feet.

C.	Subtenant’s Address until the Commencement Date: Corporate Center Two, 10th Floor, 4211 W. Boy Scout Boulevard, Tampa, Florida 33607, thereafter, the Premises

D.	Sublandlord’s Address (for notices):
621 East Pratt Street, Suite 300
Baltimore, MD 21202
Attn: General Counsel

With a copy to:

Richard D. Eckhard, Esq.
Holland & Knight LLP
100 North Tampa Street, Suite 4100
Tampa, FL 33602
E.	Prime Landlord: Bayport Plaza Investors LLC
Prime Landlord’s Address (for notices):
c/o UBS Realty Investors LLC
242 Trumbull Street
Hartford, Connecticut 06103-1212

With a copy to:

Advantis Real Estate Services Co.
4300 W. Cypress Street
Tampa, Florida 33607
Attn: Property Manager, Bayport Plaza
F.	Identification of Prime Lease and all amendments thereto: Office Lease Agreement dated February 2, 2005 by and between Bayport Plaza Investors, LLC as Landlord, and Municipal Mortgage & Equity, LLC as Tenant; Amendment to Lease Agreement dated July 6, 2006 (collectively, the “Prime Lease”)

G.	Sublease Term: 83 and 1/2 months

H.	Commencement Date: May 15, 2009

I.	Expiration Date: April 29, 2016

J.	Base Rent:

	Base Rent per
Month	RSF	Annual Rent	Monthly Rent
1-12	$21.00	$527,667.00	$43,972.25
13-24	$21.63	$543,497.01	$45,291.42
25-36	$22.28	$559,801.92	$46,650.16
37-48	$22.95	$576,595.98	$48,049.66
49-60	$23.64	$593,893.86	$49,491.15
61-72	$24.34	$611,710.67	$50,975.89
73-84 (84 is a partial month)	$25.08	$630,061.99	$52,505.17
K.	Payee of Rent: Municipal Mortgage & Equity, LLC

L.	Payment Address: 621 East Pratt Street, Suite 300, Baltimore, MD 21202, Attention: Accounts Payable

M.	Subtenant’s Use: General, administrative and executive offices consistent with the standards of a “Class A” office building.

N.	Broker: CB Richard Ellis on behalf of Sublandlord, and Jones Lang LaSalle on behalf of Subtenant

     2. PRIME LEASE. Sublandlord is the tenant under the Prime Lease identified in Section 1(F). Sublandlord and Subtenant acknowledge that Sublandlord has delivered to Subtenant a copy of the Prime Lease between Prime Landlord and Sublandlord.
     3. SUBLEASE. Sublandlord, for and in consideration of the rents herein reserved and of the covenants and agreements herein contained on the part of Subtenant to be performed, hereby subleases to Subtenant, and Subtenant accepts from Sublandlord, certain Premises described in Section 1(B) and located in the Building.
     4. SUBLEASE TERM. The Sublease Term will commence on the Commencement Date specified in Section 1(H) and expire on the Expiration Date specified in Section 1(I), unless sooner terminated as otherwise provided elsewhere in the Sublease.
     5. POSSESSION. Sublandlord agrees to deliver possession of the Premises on or before the Commencement Date in “AS-IS” condition as of the execution and delivery of this Sublease by Sublandlord, reasonable wear and tear excepted. Subtenant has fully inspected the Premises and accepts them in their “AS-IS” condition. Sublandlord makes no representations, express or implied, as to the condition of the Premises or their suitability for Subtenant’s use, and Subtenant acknowledges that Sublandlord will have no obligation to make any improvements or repairs to the Premises. Sublandlord will cooperate with Subtenant in requesting Prime Landlord’s consent for Subtenant’s pro rata share of Building directory signage and signage at the entrance to the Premises for Subtenant.
     Sublandlord agrees to provide, and Subtenant agrees to purchase, certain furniture located in the Premises, a full inventory of which is attached hereto as Exhibit B, in its “as is, where is” condition, without any representation or warranty, express or implied, of any kind whatsoever, for One Hundred Fifty Thousand Seven Hundred Sixty Two Dollars and NO/100 Cents ($150,762.00), together with any applicable Florida sales and use tax (the “Furniture Payment”). No later than delivery of possession of the Premises to Subtenant, Subtenant will deliver $136,000 of the Furniture Payment to Escrow Agent in accordance with Section 34 below and the balance of the Furniture Payment to Sublandlord.
     6. TENANT’S USE. The Premises shall be used and occupied only for the Subtenant’s Use set forth in Section 1(M).
     7. RENT. Beginning on the Commencement Date, Subtenant agrees to pay the Base Rent to the Payee of Rent at the Payment Address, or to another payee or at another address designated by notice from Sublandlord to Subtenant, without prior demand and without any deduction. Base Rent is to be paid in equal monthly installments in advance on the first day of each month of the Sublease Term. Base Rent will be pro-rated for partial months at the beginning and end of the Sublease Term. All charges, costs and sums required to be paid by Subtenant to Sublandlord under this Sublease in addition to Base Rent are to be deemed “Additional Rent”, and Base Rent and Additional Rent are collectively referred to as “Rent”. Subtenant’s covenant to pay Rent is independent of every other covenant in this Sublease. If Rent is not paid when due,

Subtenant must pay, relative to the delinquent payment, an amount equal to the sum which would be payable by Sublandlord to Prime Landlord for late payment under the Prime Lease.
     8. ADDITIONAL RENT.
A.	If and to the extent that Sublandlord is obligated to pay additional rent under the Prime Lease as a result of any act or omission of Subtenant (but excluding Operating Expenses, Utility Expenses and Taxes as defined in the Prime Lease) Subtenant must pay to Sublandlord such additional rent within five (5) days after demand.

B.	Subtenant must pay with each installment of Rent hereunder, any and all sales, use or rental tax imposed upon such Rent.
     9. TENANT’S OBLIGATIONS. Subtenant will be responsible for, and will pay the following:
A.	All utility consumption costs directly contracted for by Subtenant, including without limitation, the cost of any telephone services and equipment as may be required by Subtenant in its use of the Premises. Subtenant shall hold Sublandlord harmless from all costs or expenses Sublandlord may incur from Subtenant’s failure to pay such utility bills or to perform any of its obligations with respect to the purchase of utilities.

B.	All costs charged by Prime Landlord in connection with providing the Premises: (i) HVAC services outside of Normal Business Hours, and (b) any excess utility consumption under Article 5 of the Prime Lease.

C.	All maintenance, repairs and replacements to the Premises and its equipment necessary to maintain same in first class condition and in compliance with the requirements imposed under the Prime Lease, including performing all obligations relating to maintenance, repair and replacement imposed upon Sublandlord under the Prime Lease (including without limitations, those resulting from any obligation of Sublandlord to comply with laws, ordinances, orders, rules and regulations of all governmental authorities and insurance bodies applicable to the Premises).
     10. QUIET ENJOYMENT. Sublandlord represents that it has full power and authority to enter into this Sublease, subject to the consent of the Prime Landlord, if required under the Prime Lease. So long as no Event of Default (defined in Section 23) has occurred, Subtenant’s quiet and peaceable enjoyment of the Premises shall not be disturbed or interfered with by Sublandlord, or by any person claiming by, through, or under Sublandlord.
     11. TENANT’S INSURANCE. Subtenant must procure and maintain, at its own cost and expense, all such insurance as is required to be carried by the tenant under the Prime Lease,

naming Sublandlord, as well as Prime Landlord, in the manner required therein and such property insurance as is required to be carried by the tenant under the Prime Lease to the extent such property insurance pertains to the Premises. If the Prime Lease requires Sublandlord to insure leasehold improvements or alterations, then Subtenant shall insure the leasehold improvements and alterations made by Subtenant in the Premises and Sublandlord shall insure the balance of the leasehold improvements and alterations. Subtenant must furnish to Sublandlord a certificate of Subtenant’s insurance required hereunder not later than ten (10) days prior to Subtenant’s taking possession of the Premises. Each party hereby waives claims against the other for property damage provided such waiver shall not invalidate the waiving party’s property insurance; each party will attempt to obtain from its insurance carrier a waiver of its right of subrogation. Subtenant hereby fully waives any present or future claims against Sublandlord for property damage to the Premises or its contents. Subtenant hereby waives claims against Prime Landlord for property damage to the Premises or its contents if and to the extent that Sublandlord waives such claims against Prime Landlord under the Prime Lease. Subtenant agrees to obtain, for the benefit of Prime Landlord and Sublandlord, such waivers of subrogation rights from its insurer as are required of Sublandlord under the Prime Lease.
     12. ASSIGNMENT OR SUBLETTING.
A.	Subtenant may not, without Sublandlord’s prior written consent, (i) assign, convey or mortgage this Sublease or any interest under it; (ii) allow any transfer thereof or any lien upon Subtenant’s interest by operation of law; (iii) further sublet the Premises or any part thereof; or (iv) permit the occupancy of the Premises or any part thereof by anyone other than Subtenant or its subsidiaries or affiliates (any of the foregoing herein defined as a “Transfer”). Sublandlord’s consent to an assignment of this Sublease or a further sublease of the Premises may not be unreasonably withheld, delayed or conditioned. If Sublandlord consents to a proposed Transfer, Sublandlord will use reasonable efforts to obtain the consent of Prime Landlord. Any cost of obtaining Prime Landlord’s consent will be borne by Subtenant. Further, Subtenant will reimburse Sublandlord for any reasonable costs (including attorneys’ fees) incurred by Sublandlord in connection with any Transfer.

B.	Subtenant has the right to assign this Sublease or further sublet all or any part of the Premises to a Related Entity without Sublandlord’s approval, but subject to Prime Landlord’s consent if such consent is required under the Prime Lease. A “Related Entity” means a parent, subsidiary, affiliate, or successor (by merger, consolidation, transfer of assets, assumption or otherwise) of Subtenant.

C.	Subtenant acknowledges that the Prime Landlord has recapture rights pursuant to Section 23(a) of the Prime Lease upon a request for Prime Landlord’s consent to an assignment, sublease or other transfer. Any requested Transfer by Subtenant may be subject to such recapture rights.

D.	No permitted Transfer will be effective unless and until any default by Subtenant hereunder shall have been cured. No permitted Transfer will relieve Subtenant from Subtenant’s obligations and agreements hereunder and Subtenant will continue to be liable as a principal and not as a guarantor or surety to the same extent as though no Transfer had been made.
     13. RULES. Subtenant agrees to comply with all rules and regulations that Prime Landlord has made or may hereafter from time to time make for the Building. Sublandlord will not be liable in any way for damage caused by the non-observance by any of the other tenants of such similar covenants in their leases or of such rules and regulations.
     14. REPAIRS AND COMPLIANCE. Subtenant must promptly pay for the repairs provided for in Section 9(C) and Subtenant must, at its expense, comply with all laws, ordinances, rules, regulations, requirements and orders of all governmental authorities, including without limitation the Americans with Disabilities Act of 1990 and all regulations promulgated pursuant thereto (the “ADA”), and of all insurance bodies and their fire prevention engineers at any time in force during the Sublease Term which are applicable to the Premises (“Legal Requirements”).
     15. RENT ABATEMENT. If Sublandlord is entitled, under the Prime Lease, to a rent abatement as a result of a fire or other casualty or as a result of a taking under the power of eminent domain, then Subtenant will be entitled to a rent abatement calculated by multiplying the area of the Premises made untenantable by the Rent per square foot payable from time to time during the period of the abatement. If the Prime Lease imposes on Sublandlord the obligation to repair or restore leasehold improvements or alterations, Subtenant will be responsible for repair or restoration of leasehold improvements or alterations, subject to the terms of the Prime Lease.
     16. ALTERATIONS. Subtenant may not make any alterations in or additions to the Premises (“Alterations”) if to do so would constitute a default under the Prime Lease. If Subtenant’s proposed Alterations would not constitute a default under the Prime Lease, Sublandlord’s consent thereto will nonetheless be required, but Sublandlord’s consent to such Alterations may not be unreasonably withheld, delayed or conditioned, and if Sublandlord consents thereto, Sublandlord will use reasonable efforts (at Subtenant’s sole cost) to obtain the consent of Prime Landlord, if such consent is required under the Prime Lease. If Alterations by Subtenant are permitted or consented to as aforesaid, Subtenant must comply with all of the covenants of Sublandlord contained in the Prime Lease pertaining to the performance of such Alterations. In addition, Subtenant shall indemnify, defend and hold harmless Sublandlord against liability, loss, cost, damage, liens and expense imposed on Sublandlord arising out of the performance of Alterations by Subtenant.
     17. SURRENDER. At the expiration or termination of this Sublease or of the Subtenant’s right to possession of the Premises, Subtenant will at once surrender and deliver the Premises, together with their improvements, to Sublandlord in good condition and repair, reasonable wear and tear excepted; conditions existing because of Subtenant’s failure to perform maintenance, repairs or replacements as required of Subtenant under this Sublease shall not be deemed “reasonable wear and tear”. The improvements to be surrendered and delivered include all plumbing, lighting, electrical, heating, cooling and ventilating fixtures and equipment, as well as fixed partitioning, drapery, wall covering and paneling, built-in cabinet work and carpeting installations. Subtenant must deliver to Sublandlord ail keys, lock combination and key card access information as to the Premises. All Alterations to the Premises made by Subtenant will become a part of and will remain upon the Premises without compensation to Subtenant.. Subtenant must remove all or any portion of the Alterations made by Subtenant which Prime Landlord will require Sublandlord to remove under the Prime Lease. If Subtenant is required to remove Alterations, Subtenant must restore the Premises to a condition reasonably similar as prior to the making of the Alteration and as required under the Prime Lease, repairing any damage resulting from the removal or restoration. If Subtenant does not remove the Alterations in accordance with this Section, Sublandlord may remove the Alterations (and repair any damage occasioned thereby) and dispose of them, and Subtenant must pay the costs of the removal, repair, and disposal on demand. As between Sublandlord and Subtenant, Subtenant will not be required to remove any Alterations performed by Sublandlord prior to the Commencement Date or to restore the Premises to their condition prior to the making of those Alterations. If, however, the Sublease Term expires at or about the date of the expiration of the Prime Lease, and if Sublandlord is required under the Prime Lease to remove any Alterations performed prior to the Commencement Date, Subtenant will permit Sublandlord, upon notice, to enter the Premises for a reasonable period of time prior to the expiration of the Sublease Term, subject to such conditions as Subtenant may reasonably impose, for the purpose of removing its Alterations and restoring the Premises as required.
     18. REMOVAL OF SUBTENANT’S PROPERTY. Prior to the expiration or earlier termination of the Sublease, Subtenant must remove all of its contents, including trade fixtures, machinery, equipment, furniture and furnishings (“Personalty”). Subtenant must repair any damage to the Premises or Building resulting from the removal and restore the Premises to a reasonably similar condition as prior to their installation and as required under the Prime Lease. If Subtenant does not remove the Personalty on or before the expiration date or earlier termination date of the Sublease, Sublandlord may, at its option, remove them (and repair any resulting damage) and store, dispose of or deliver the Personalty to any other place of business of Subtenant, and Subtenant will pay the cost to Sublandlord on demand, or Sublandlord may treat the Personalty as having been conveyed to Sublandlord with this Sublease as a Bill of Sale, without further payment or credit by Sublandlord to Subtenant.
     19. HOLDING OVER. Subtenant will have no right to occupy the Premises or any portion thereof after the expiration of this Sublease or after termination of this Sublease or of Subtenant’s right to possession in consequence of an Event of Default hereunder. In the event Subtenant or any party claiming by, through or under Subtenant holds over, Sublandlord may exercise any and all remedies available to it at law or in equity to recover possession of the Premises. Additionally, Subtenant acknowledges that its holdover under this Sublease (or the holdover of any party claiming by, though or under Subtenant) will result in Sublandlord holding over under the Prime Lease, and in that event, Subtenant shall indemnify, defend and hold Sublandlord harmless from and against all damages and holdover rental obligations payable by Sublandlord to Prime Landlord by reason of such holdover. For each month or partial month that Subtenant or any party claiming by, through or under Subtenant holds over, Subtenant must pay, as minimum damages and not as a penalty, monthly rental at a rate equal to double the rate of Base Rent and Additional Rent payable by Subtenant immediately prior to the holdover. The acceptance by Sublandlord of any lesser sum shall be construed as payment on account and not in satisfaction of damages for such holding over. Subtenant’s obligations under this section will survive termination of this Sublease.
     20. ENCUMBERING TITLE. Subtenant may not do anything which may encumber the title of Prime Landlord in and to the Building or the Land, nor may the interest or estate of Prime Landlord or Sublandlord be subject to any claim by way of lien or encumbrance caused by Subtenant. Any claim to, or lien upon, the Premises, the Building or the Land arising from any act or omission of Subtenant will accrue only against the subleasehold estate of Subtenant and will be subordinate to the rights of Prime Landlord in and to the Building and the Land and the interest of Sublandlord in the premises leased pursuant to the Prime Lease. Specifically, Subtenant may not permit the Premises, the Building or the Land to become subject to any mechanics’ lien on account of labor or material furnished to Subtenant or claimed to have been furnished to Subtenant in connection with work of any character performed or claimed to have been performed on the Premises by or at the direction or sufferance of Subtenant, provided, however, that if permitted under the Prime Lease, Subtenant will have the right to contest in good faith if done with reasonable diligence, the validity of any lien or claimed lien if Subtenant gives to Prime Landlord and Sublandlord such security as may be deemed satisfactory to them to assure payment and to prevent any sale, foreclosure, or forfeiture of the Premises, the Building or the Land by reason of non-payment. On final determination of the lien or claim of lien, Subtenant must immediately pay any judgment rendered, with all costs and charges, and must have the lien released and any judgment satisfied.
     21. INDEMNITY. Subtenant agrees to indemnify Sublandlord and hold Sublandlord harmless from all losses, damages, liabilities and expenses which Sublandlord may incur, or for which Sublandlord may be liable to Prime Landlord or other party, arising from the acts or omissions of Subtenant or occurrences in the Premises, including without limitation those which are the subject matter of any indemnity or hold harmless of Sublandlord to Prime Landlord under the Prime Lease.
     22. SUBLANDLORD’S RESERVED RIGHTS. Sublandlord reserves the right, on reasonable prior notice during regular business hours, to inspect the Premises, or to exhibit the Premises to persons having a legitimate interest at any time during the Sublease Term.
     23. DEFAULTS. Subtenant agrees that any one or more of the following events will be considered Events of Default:
A.	Subtenant is alleged to be an involuntary bankrupt in a petition or answer filed against Subtenant asking reorganization or liquidation of Subtenant under the Federal bankruptcy laws as now or hereafter amended, or under the laws of any State, and any such filing has not been dismissed within ninety (90) days from the date of such filing; or

B.	Subtenant files, or admits the jurisdiction of the court and the material allegations contained in, any petition in bankruptcy, or any petition pursuant or purporting to be pursuant to the Federal bankruptcy laws now or hereafter amended, or Subtenant institutes any proceedings for relief of Subtenant under any bankruptcy or insolvency laws or any laws relating to the relief of debtors, readjustment of indebtedness, reorganization, arrangements, composition or extension, the occurrence of which prevents Subtenant from meeting its obligations hereunder; or

C.	Subtenant makes an assignment for the benefit of creditors or applies for or consents to the appointment of a receiver for Subtenant or any of the property of Subtenant, the occurrence of which prevents Subtenant from meeting its obligations hereunder; or

D.	Subtenant publicly admits in writing its inability to pay its debts as they become due; or

E.	The Premises are levied on by any revenue officer or similar officer; or

F.	A decree or order appointing a receiver of the property of Subtenant is made and such decree or order is not vacated, stayed or set aside within ninety (90) days from the date of entry or granting thereof; or

G.	Subtenant abandons the Premises during the Sublease Term; or

H.	Subtenant defaults in any payment of Rent required to be made by Subtenant hereunder when due as herein provided and such default continues for five (5) days after notice; or

I.	Subtenant defaults in securing insurance or in providing evidence of insurance as set forth in Section 11 of this Sublease or defaults with respect to lien claims as set forth in Section 20 of this Sublease and either such default continues for five (5) days after notice; or

J.	Subtenant, by its act or omission to act, causes a default under the Prime Lease and such default, if curable, is not cured within the time, if any, permitted for such cure under the Prime Lease; or

K.	Subtenant defaults in any of the other covenants and agreements herein contained to be kept, observed and performed by Subtenant, and such default continues for thirty (30) days after notice; or

L.	The occurrence of any other event or circumstance denominated an “Event of Default” in this Sublease.

     24. REMEDIES. Upon the occurrence of any one or more Events of Default, Sublandlord may exercise any remedy against Subtenant which Prime Landlord may exercise for default by Sublandlord under the Prime Lease. Failure by Sublandlord to perform any of its obligations under this Sublease and continuation of such failure for 30 days after notice from Subtenant of Sublandlord’s breach will constitute a default by Sublandlord. Upon the occurrence of any such default, Subtenant may, at its option, exercise any and all remedies available to Subtenant in equity or law.
     25. NOTICES AND CONSENTS. All notices, demands, requests, consents, approvals, agreements or other communications (“Communications”) which may or are required to be given by either party to the other must be in writing and will be deemed given when received or refused if sent by United States registered or certified mail, postage prepaid, return receipt requested or if sent by overnight commercial courier service (a) if to Subtenant, addressed to Subtenant at Subtenant’s Address or at such other place as Subtenant may from time to time designate by notice to Sublandlord or (b) if to Sublandlord, addressed to Sublandlord at Sublandlord’s Address or at such other place as Sublandlord may from time to time designate by notice to Subtenant. Each party agrees promptly to deliver a copy of each Communication from the other party to Prime Landlord, and promptly to deliver to the other party a copy of any Communication received from Prime Landlord either asserting a breach of the Prime Lease or pertaining to a matter which reasonably could materially and adversely affect the other party’s rights and obligations under the Sublease or Prime Lease. The copies must be delivered by commercial courier for delivery on the next business day.
     26. PROVISIONS REGARDING SUBLEASE. This Sublease and all the rights of parties hereunder are subject and subordinate to the Prime Lease. If the Prime Lease terminates before the expiration of the term of this Sublease, Sublandlord will not be liable to Subtenant for any damages arising out of such termination, unless such termination results from a default by Sublandlord under the Prime Lease. Each party agrees that it will not, by its act or omission to act, cause a default under the Prime Lease. In furtherance of the foregoing, the parties hereby confirm, each to the other, that it is not practical in this Sublease agreement to enumerate all of the rights and obligations of the various parties under the Prime Lease and specifically to allocate those rights and obligations in this Sublease agreement. Accordingly, in order to afford to Subtenant the benefits of this Sublease and of those provisions of the Prime Lease which by their nature are intended to benefit the party in possession of the Premises, and in order to protect Sublandlord against a default by Subtenant which might cause a default or event of default by Sublandlord under the Prime Lease:
A.	Provided Subtenant timely pays all Rent when and as due under this Sublease, Sublandlord will pay, when and as due, all base rent, additional rent and other charges payable by Sublandlord to Prime Landlord under the Prime Lease;

B.	Sublandlord will perform its covenants and obligations under the Prime Lease which do not require for their performance possession of the Premises and which are not otherwise to be performed hereunder by Subtenant on behalf of Sublandlord.

C.	Subtenant will perform all affirmative covenants and will refrain from performing any act which is prohibited by the negative covenants of the Prime Lease, where the obligation to perform or refrain from performing is by its nature imposed upon the party in possession of the Premises. If practicable, Subtenant will perform affirmative covenants which are also covenants of Sublandlord under the Prime Lease at least five (5) days prior to the date when Sublandlord’s performance is required under the Prime Lease. Sublandlord will have the right to enter the Premises to cure any default by Subtenant under this Section.

D.	Sublandlord will not agree to an amendment to the Prime Lease,, unless Sublandlord first obtains Subtenant’s prior approval thereof, which consent may not be unreasonably withheld, conditioned or delayed.

E.	Sublandlord hereby grants to Subtenant the right to receive all of the services and benefits with respect to the Premises which are to be provided by Prime Landlord under the Prime Lease. Sublandlord will have no duty to perform any obligations of Prime Landlord which are, by their nature, the obligation of an owner or manager of real property. For example, Sublandlord will not be required to provide the services or repairs which the Prime Landlord is required to provide under the Prime Lease. Sublandlord will have no responsibility for or be liable to Subtenant for any default, failure or delay on the part of Prime Landlord in the performance or observance by Prime Landlord of any of its obligations under the Prime Lease, nor will such default by Prime Landlord affect this Sublease or waive or defer the performance of any of Subtenant’s obligations hereunder except to the extent that such default by Prime Landlord excuses performance by Sublandlord, under the Prime Lease. Notwithstanding the foregoing, the parties contemplate that Prime Landlord will, in fact, perform its obligations under the Prime Lease and in the event of any default or failure of such performance by Prime Landlord, Sublandlord agrees that it will, upon the specific written request of Subtenant, make demand upon Prime Landlord to perform its obligations under the Prime Lease and, provided that Subtenant specifically agrees to pay all costs and expenses of Sublandlord and provides Sublandlord with security reasonably satisfactory to Sublandlord to pay such costs and expenses, Sublandlord will take appropriate legal action to enforce the Prime Lease.
     27. ADDITIONAL SERVICES. Sublandlord will cooperate with Subtenant to request Prime Landlord to provide services required by Subtenant in addition to those otherwise required to be provided by Prime Landlord under the Prime Lease. Subtenant must pay Prime Landlord’s charge for such services promptly after having been billed therefor by Prime Landlord or by Sublandlord. If at any time a charge for such additional services is attributable to the use of such services both by Sublandlord and by Subtenant, the cost thereof will be equitably divided between Sublandlord and Subtenant.
     28. PRIME LANDLORD’S CONSENT. This Sublease and the obligations of the parties under it are expressly conditioned upon Sublandlord’s obtaining Prime Landlord’s written consent to this Sublease. Subtenant will promptly deliver to Sublandlord any information reasonably requested by Prime Landlord (in connection with Prime Landlord’s approval of this Sublease) with respect to the nature and operation of Subtenant’s business and/or the financial condition of Subtenant. This Sublease and Prime Landlord’s consent hereto shall not (a) create privity of contract between Prime Landlord and Subtenant; (b) be deemed to have amended the Prime Lease in any regard (unless Prime Landlord has expressly agreed to such amendment); or (c) be construed as a waiver of Prime Landlord’s right to consent to any assignment of the Prime Lease by Sublandlord or any further subletting of premises leased pursuant to the Prime Lease, or as a waiver of Prime Landlord’s right to consent to any assignment by Subtenant of this Sublease or any sub-subletting of all or any part of the Premises. If Prime Landlord fails to consent to this Sublease within thirty (30) days after the execution and delivery of this Sublease, either party has the right to terminate this Sublease by giving written notice thereof to the other at any time thereafter, but before Prime Landlord grants such consent.
     29. BROKERAGE. Each party warrants to the other that it has had no dealings with any broker or agent in connection with this Sublease other than the Broker as specified in Section 1(N), whose commission will be paid by Sublandlord pursuant to the terms of a separate agreement. Each party covenants to pay, hold harmless and indemnify the other party from and against any and all costs (including reasonable attorneys’ fees), expense or liability for any compensation, commissions and charges claimed by any other broker or other agent with respect to this Sublease or the negotiation thereof on behalf of such party.
     30. FORCE MAJEURE. Neither party will be deemed in default with respect to any of the terms, covenants and conditions of this Sublease if that party’s failure to timely perform same is due in whole or in part to any strike, lockout, labor trouble (whether legal or illegal), civil disorder, failure of power, restrictive governmental laws and regulations, riots, insurrections, war, shortages, accidents, casualties, acts of God, delays caused directly by the other party or its agents, employees and invitees, or any other cause beyond the reasonable control of Sublandlord.
     31. ATTORNEYS’ FEES. In case of any litigation concerning this Sublease, the prevailing party will be entitled to recover from the losing party costs and reasonable attorneys’ fees through all appeals.
     32. PARKING. To the extent transferable and subject to any necessary approval of the Prime Landlord, Subtenant will be entitled to its pro rata share of the designated and undesignated parking spaces to which Sublandlord is entitled under the Prime Lease, subject to and in accordance with the terms and conditions governing parking under the Prime Lease and subject to Subtenant paying to Sublandlord the fees for such parking spaces pursuant to the Prime Lease. Subtenant’s pro rata share will be equal to seventy four percent (74%), dividing the rentable area of the Premises by the rentable area of the premises leased by Sublandlord from Prime Landlord pursuant to the Prime Lease. In the event the rentable area of the Premises or the area of the premises leased pursuant to the Prime Lease change during the Sublease Term, then this pro rata share is to be recalculated.
     33. NO PERSONAL LIABILITY. The term “Sublandlord” as used in this Sublease will, to the extent relating to any covenants or obligations to be performed on the part of Sublandlord and any liability of Sublandlord arising hereunder, be limited to mean and include only the owner or owners at the time in question of Sublandlord’s leasehold created under the Prime Lease (the “Leasehold”). Subtenant acknowledges and agrees, for itself and its successors and assigns, that no trustee, director, officer, employee or agent of Sublandlord will be personally liable for any of the terms, covenants, or obligations of Sublandlord hereunder, and Subtenant will look solely to Sublandlord’s interest in the Leasehold (including rents due under this Sublease) for the collection of any judgment (or enforcement of any other judicial process) requiring the payment of money by Sublandlord with respect to any of the terms, covenants and conditions of the Sublease to be observed or performed by Sublandlord and no other property or assets of Sublandlord will be subject to levy, execution or other enforcement procedures for the satisfaction of any obligation due Subtenant or its successors or assigns.
     34. ESCROW OF CERTAIN PAYMENTS. Sublandlord and Subtenant have appointed Regions Bank as Escrow Agent (“Escrow Agent”) to hold certain sums in accordance with this Section and the Escrow Agreement attached hereto as Exhibit D. In accordance with Section 5 above, no later than delivery of possession of the Premises to Subtenant, Subtenant will deliver to Escrow Agent the sum of $136,000. Additionally, Subtenant will pay to Escrow Agent the first 4 monthly installments of Base Rent together with Florida sales tax thereon (each installment being $47,050.31, for an aggregate amount of $188,201.22). Except in the event that the Sublease has terminated as a result of Sublandlord’s default under the Prime Lease (not caused by Subtenant’s act or omission) within 2 years after the Commencement Date, the escrowed funds, with all interest earned thereon, will be paid to Sublandlord in 18 approximately equal monthly disbursements, beginning on the first day of the calendar month occurring on or after the second anniversary of the Commencement Date (so that if the Commencement Date is May 15, 2009, payment of the escrowed funds to Sublandlord will commence May 15, 2011). If the Sublease terminates as a result of Sublandlord’s default under the Prime Lease (not caused by Subtenant’s act or omission), the escrowed funds will be promptly paid to Subtenant to be applied to damages suffered by Subtenant as a result of such termination, and Subtenant will furnish to Sublandlord a detailed accounting of the application of those funds to Subtenant’s damages. If it is ultimately determined that the escrowed funds delivered to Subtenant exceed the actual damages suffered by Subtenant as a result of such Sublease termination (the “Excess Payment”), then Subtenant will promptly pay to Sublandlord the amount of the Excess Payment together with interest at the rate such funds would have earned had the funds remained in escrow.
[EXECUTION ON FOLLOWING PAGE]

     The parties have executed this Sublease the day and year first above written.

Signed in the presence of two witnesses:	SUBLANDLORD
MUNICIPAL MORTGAGE & EQUITY, LLC

(1) /s/ Kristopher Aaron Wiebeck Kristopher Aaron Wiebeck
(Print name signed above)	By:	/s/ Jeff Muller As its: SVP
(2) /s/ Marie Crosby		Jeff Muller

Marie Crosby		(Print name signed above)
(Print name signed above)

Signed in the presence of two witnesses:	SUBTENANT
WALTER INVESTMENT MANAGEMENT CORP.

(1) /s/ Amber L. Kneeland

Amber L. Kneeland
(Print name signed above)	By:	/s/ Stuart D. Boyd As its: Vice President
(2) /s/ Christine J. John		Stuart D. Boyd

Christine J. John		(Print name signed above)
(Print name signed above)

EXHIBIT A
PREMISES

EXHIBIT B
FURNITURE
Inventory for Suite 1100
68 work stations, 8x8 workstations. Each station contains:
Three sided work area
1 36” two-drawer lateral file
1 Rolling padded two-drawer file and storage area
1 Herman Miller office chair
2 Overhead storage bins, 48” each
44 private offices. This includes 35 L desks and nine back to front desks. Each office contains:
2 drawer lateral file with book shelf, 30 “ wide
1 Herman Miller office chair
5 overhead storage bins with lower storage shelf
1 guest chair
1 fixed three-drawer storage and file area
There are an additional 15 guest chairs in various offices
There are an additional 10 2-drawers laterals and book cases in various offices
Conference rooms
1 large conference room table with 20 high back leather chairs
1 medium conference room with 10 high back leather chairs
5 small conference areas with tables and a of 39 rolling chairs
Miscellaneous Seating areas
4 wood/cloth guest chairs
2 wood side tables
2 glass side tables
5 mobile wire guest chairs
1 reception area coffee table
Kitchen/break areas (4)
3 built in microwave ovens
2 large refrigerators
3 ice machines
2 coffee bar tables with 4 seats
2 round break room tables
1 long break room table
14 plastic break room chairs

Additional Storage
44 five-drawer lateral file cabinets, 40”
AV Equipment
Dell TV Screen
Pull down screen, automated
(2) Dell computer towers
(1) Dell Screen
(3) keyboards
(2) Sony DVD Players
(2) Sony VCRs
(1) Creston Equalizer
(2) Surge Protectors
(1) Armstrong Sound System
(1) In ceiling projector

EXHIBIT C
LANDLORD’S CONSENT TO SUBLEASE
                                        , 2009

TO:	MUNICIPAL MORTGAGE & EQUITY LLC (“Tenant” or “Master Tenant”)
Attn: General Counsel

RE:	Master Lease:	That certain lease dated February 2, 2005, between Bayport Plaza Investors LLC, a Delaware limited liability company (“Landlord”) of 242 Trumbull Street, Hartford, Connecticut 06103-1212, and Municipal Mortgage & Equity, LLC, a Delaware limited liability company (“Tenant”) of 621 East Pratt Street, Suite 300, Baltimore, MD 21202, and that certain Amendment to Lease Agreement dated July 6, 2006, copies of which are attached hereto.

	Premises:	Approximately 33,909 rentable square feet of space in the Building known as Bayport Plaza (“Property”), located at 3000 Bayport Drive, Tampa, Florida 33607.

	Subtenant:	Walter Investment Management Corp., a Maryland corporation, its subsidiaries and affiliates, with an address of 4211 W. Boy Scout Blvd., Tampa, Florida 33607.

	Sublet Premises:	That portion of the Premises consisting of approximately 25,127 rentable square feet in the location set forth in Exhibit A attached hereto.

	Sublease:	That certain Sublease dated April , 2009, between Tenant and Subtenant, a copy of which is attached hereto.
Dear                     :
Pursuant to Section 23 of the Master Lease, you, as Tenant under said Master Lease, have requested the Landlord’s consent to sublease the Sublet Premises to the Subtenant. We hereby consent to the Sublease of the Sublet Premises to the Subtenant, upon the following express terms and conditions:
     1. The Sublease shall be subject and subordinate to the Master Lease and to all of its terms, covenants, conditions, provisions and agreements, except as set forth below. Master Tenant and Subtenant represent and warrant to Landlord that (i) the copy of the Sublease attached hereto is true, complete and correct and constitutes the entire agreement between the parties, and (ii) the Sublease shall not be modified, terminated or amended without prior thirty (30) days written notice to Landlord.

     2. Subject to Section 5 below, the term of the Sublease shall automatically terminate upon the termination of the Master Lease for any reason whatsoever, including, without limitation, the termination of the Master Lease prior to the expiration of the term thereof pursuant to a written agreement between Landlord and Tenant.
     3. The Subtenant shall be bound by all of the terms, covenants, conditions, provisions and agreements of the Master Lease with respect to the Sublet Premises.
     4. Neither the Sublease nor this Consent shall:
(a)	Release or discharge the Tenant from any liability, whether past, present or future, under the Master Lease;

(b)	Operate as a consent or approval by Landlord to any of the terms, covenants, conditions, provisions or agreements of the Sublease, and Landlord shall not be bound thereby, except as may be provided in Section 5 below;

(c)	Be construed to modify, waive or affect any of the terms, covenants, conditions, provisions or agreements of the Master Lease, or to waive any breach thereof, or any of Landlord’s rights as the landlord thereunder, or to enlarge or increase Landlord’s obligations thereunder; or

(d)	Be construed as a consent by Landlord to any further subletting either by Tenant or by the Subtenant or to any assignment by Tenant of the Master Lease, or assignment by the Subtenant of the Sublease, it being clearly understood that this Consent shall not in any way be construed to relieve Tenant or Subtenant of the obligation to obtain Landlord’s prior written consent to any further subletting or assignment;

(e)	Obligate Landlord to accept payments by or from Subtenant, except as may be provided in Section 5 below.
     5. (a) In an event of Default (as defined in the Master Lease) by Tenant under the Master Lease, the rent due from the Subtenant under the Sublease shall be deemed assigned to Landlord, and Landlord shall have the right, at any time, upon such default at Landlord’s option, to give notice of such assignment to the Subtenant, whereupon Subtenant shall pay all rent thereafter becoming due and payable directly to Landlord. Landlord shall credit Tenant with any rent received by Landlord, but the acceptance of any payment on account of rent from the Subtenant shall not release Tenant from any liability under the Master Lease. Upon the occurrence of a Tenant’s Default which would result in a termination of the Master Lease, Landlord agrees to allow Subtenant, at Subtenant’s option, to assume the Master Lease from Tenant upon the same terms and conditions contained in the Master Lease, including, without limitation, the assumption of the Master Lease with respect to the entire Premises. Subtenant will provide notice to Landlord and Tenant of its intentions regarding assumption of the Master Lease no later than ten (10) business days after Subtenant’s receipt of notice of Tenant’s Default

(“Subtenant’s Assumption Notice”). Should Subtenant fail to deliver the Subtenant’s Assumption Notice within the foregoing fifteen (15) day business period, Subtenant’s option to assume the Master Lease shall be deemed null and void and of no further force and effect. Should Subtenant timely deliver Subtenant’s Assumption Notice, no later than ten (10) business days after the date of Subtenant’s Assumption Notice, Tenant shall assign the Master Lease to Subtenant, Subtenant shall assume the Master Lease, and Landlord shall consent to such assignment and assumption. Subtenant shall cure all of the Tenant’s Defaults under the Master Lease no later than ten (10) business days after the effective date of the assumption and, should Subtenant fail to cure such defaults within such ten (10) business day period, then the assignment and assumption of the Master Lease shall be deemed null and void and of no further force and effect. Assumption of the Master Lease by Subtenant will not waive nor release Tenant from any liability or claims arising from Tenant’s Default under the Master Lease.
          (b) Notwithstanding Section 5.(a) above, any payment of rent from the Subtenant directly to Landlord, or any other action by Subtenant, regardless of the circumstances or reasons therefor, shall in no manner whatsoever be deemed an attornment by Subtenant to Landlord in the absence of a specific written agreement signed by Landlord to such effect. Landlord in its sole and absolute discretion may at any time elect to have Subtenant attorn to Landlord or vacate the Premises (unless Subtenant assumes the Master Lease in accordance with Section 5.(a) above), by giving thirty (30) days advance written notice to Subtenant. If Landlord elects to have Subtenant attorn to Landlord, such notice shall state that Landlord is assuming Tenant’s position under the Sublease and that Subtenant shall attorn to Landlord and be bound to Landlord under all the terms, covenants and conditions of the Sublease for the balance of the Sublease term and any extensions or renewals thereof which may then or later be in effect, all with the same force and effect as if Subtenant had been the original Tenant for the Sublet Premises under the Master Lease. Any attornment shall be effective and self-operative without the execution of any further instruments.
          (c) In no event shall Landlord be (i) liable for any act or omission by Tenant, (ii) subject to any offsets or defenses which Subtenant had or might have against Tenant, (iii) obligated to recognize and credit Subtenant with any security deposit or other payment has been remitted by Tenant to Landlord and identified by Tenant (in writing) as being such security deposit or other payment, (iv) obligated to perform or pay for the build-out of the Sublet Premises, or (v) bound by any amendment to the Sublease not consented to by Landlord, in writing.
     6. Tenant and Subtenant shall be and continue to be liable for the payment of all bills rendered by Landlord, if any, for charges incurred by the Subtenant for services and materials supplied to the Sublet Premises.
     7. This Consent is not assignable.
     8. All alterations, additions (electrical, mechanical or otherwise) or physical changes to the Sublet Premises made by the Tenant shall be made only in accordance with Section 12 of the Master Lease. In no event shall the Subtenant have any right to make any alterations, additions or physical changes to the Sublet Premises without Landlord’s prior written consent.

The removal or any alterations, additions or changes to the Sublet Premises and the repair of any damages caused by such removal shall be governed by Section 11 of the Master Lease.
     9. Nothing contained herein shall operate as a representation or warranty by Landlord of any nature whatsoever.
     10. Except to the extent caused by the gross negligence or more culpable conduct of Landlord, Tenant shall indemnify and hold harmless Landlord and Landlord’s members, manager, partner, officers, directors and agents against and from any and all claims arising from or related to the following: (a) Subtenant’s use of the Sublet Premises or any activity done, permitted or suffered by Subtenant in, on or about the Sublet Premises or the Property; (b) any act or omission by Subtenant or Subtenant’s agents, advisors, employees, partners, shareholders, directors, invitees or independent contractors (collectively, “Subtenant’s Agents”) in connection with or related to the Sublease, the Sublet Premises or the Property; (c) any Hazardous Material used, stored, released, disposed, generated, or transported by Subtenant or Subtenant’s Agent in, on or about the Sublet Premises, including without limitation, any claims arising from or related to mold or to any Hazardous Material investigations, monitorings, cleanup or other remedial action; and (d) any action or proceeding brought on account of any matter referred to above. If any action or proceeding is brought against Landlord by reason of any such claim, upon notice from Landlord, Tenant shall defend the same at Tenant’s expense with counsel reasonably satisfactory to Landlord. The obligations of Tenant and Subtenant under this Section 10 shall survive any termination or expiration of the Sublease or the Master Lease.
     11. Notwithstanding any provision to the contrary in the Sublease, Subtenant shall, at Subtenant’s expense, with respect to the Sublet Premises, secure and keep in force during the term of the Sublease such insurance as required of Tenant under the Master Lease. Without limiting the generality of the immediately preceding sentence, such policy or policies of insurance (including the excess liability insurance policy) shall name Landlord and its manager, investment adviser and lenders, if any, as additional insureds. A certificate evidencing such insurance shall be delivered to Landlord promptly after the date hereof.
     12. As required by Section 23 of the Master Lease, Tenant shall pay Landlord, as Additional Rent, fifty percent (50%) of the excess of any rent and additional rent payable by Subtenant, less (1) Base Rent plus Additional Rent under the Lease allocable to the Premises (as defined herein) and (2) Transaction Expenses (as defined in the Lease). Tenant shall pay such amount to Landlord no later that fifteen (15) days after the rent and additional rent payable by Subtenant has been collected by Tenant.
     13. This Consent may be executed in counterparts.
     14. This Consent shall be governed by and construed in accordance with the laws of the State of Florida. In the event of a conflict between the terms and provisions of this Consent and the Sublease, the Consent shall control. Terms not defined in this Consent shall have the same meanings as in the Master Lease.

     15. The terms and provisions of this Consent shall bind and inure to the benefit of the parties hereto and their respective successors and permitted assigns.
     16. If any one or more provisions in this Consent shall be invalid, illegal or unenforceable for any reason, the remaining provisions contained herein shall not in any way be affected or impaired thereby.
     17. All out-of-pocket fees and costs (including attorney’s fees) incurred by Landlord in connection with the Sublease and Landlord’s Consent thereto shall be paid by Tenant promptly upon request by Landlord. In addition to the foregoing fees and costs, Tenant shall pay to CLW Real Estate Services Group (Landlord’s managing agent) the sum of $250.00 at the time of executing this Consent as its usual and customary fee for this transaction.
     18. Landlord and Tenant each acknowledge and agree that as of the date of its execution of this Consent (as indicated below the signature line hereto) there exists, to each party’s actual knowledge, without investigation, no default by either party in the performance of the obligations required of it pursuant to the Master Lease.
     19. Tenant waives and releases any claim in the event that Subtenant makes payment directly to Landlord in accordance with Section 5(a) above and shall hold Subtenant harmless therefore.
     20. This Consent may not be modified or amended except by a writing executed by all parties to the Consent.
     21. Landlord and Subtenant hereby mutually waive any claim against the other and its agents for any loss or damage to any of their respective property located on or about the Sublet Premises or the Building that is caused by or results from perils covered by property insurance carried by the respective parties, to the extent of the proceeds of such insurance actually received with respect to such loss or damage, whether due to the negligence of the other party or its agent(s). Each party shall immediately notify its insurer, in writing, of these mutual waivers and have their insurance policies endorsed to prevent the invalidation of the insurance coverage because of these waivers.
     22. Tenant and Subtenant hereby agree that Landlord shall not be liable for any real estate transfer taxes, any leasing or brokerage commission, or other amounts which may be due to a broker or agent with respect to the Sublease. Tenant and Subtenant hereby jointly and severally indemnify Landlord against any claims for such taxes or commissions which may be due as a result of the transaction which is the subject of this Consent.
The execution of this Consent by Tenant and Subtenant shall evidence Tenant’s and Subtenant’s joint and several confirmation of the foregoing conditions and their agreement to be bound thereby and shall constitute Subtenant’s acknowledgement that it has received a copy of the Master Lease.
This Consent shall expire automatically if a fully executed copy has not been received by the Landlord on or before                                                             , 2009.

Very truly yours,

LANDLORD:

BAYPORT PLAZA INVESTORS LLC,

a Delaware limited liability company

By:	TPF Equity REIT Operating
Partnership LP, its sole member

By:	TPF Equity REIT Operating Partnership
GP LLC, its general partner

By:

Name:

Title:

TENANT:

Municipal Mortgage & Equity, LLC, a
Delaware limited liability company

By:

Printed Name:

Its:

Date:

SUBTENANT:

Walter Investment Management Corp., a
Maryland corporation

By:

Printed Name:

Its:

Date:

EXHIBIT A
DESCRIPTION OF SUBLET PREMISES

EXHIBIT D
ESCROW AGREEMENT
COLLATERAL DEPOSIT ESCROW AGREEMENT
     COLLATERAL DEPOSIT ESCROW AGREEMENT (the “Agreement”) executed this                      day of April, 2009 (“Effective Date”) by and among Municipal Mortgage & Equity, LLC (the “Secured Party”), a Delaware limited liability company, Walter Investment Management Corp. (the “Depositor”), a Maryland corporation, and REGIONS BANK, an Alabama banking corporation, as escrow agent (“Escrow Agent”).
     WHEREAS, the Secured Party and the Depositor seek to appoint the Escrow Agent to receive and hold certain monetary payments as collateral pursuant to that certain Office Sublease (the “Sublease”) dated April                     , 2009 by and between the Secured Party and the Depositor; and
     NOW, THEREFORE, in consideration of the promises and of the mutual covenants contained herein, the parties hereto agree as follows:
     1. APPOINTMENT OF ESCROW AGENT. The Secured Party and the Depositor do hereby appoint the Escrow Agent as escrow agent for the purposes described herein.
     2. ACCEPTANCE OF APPOINTMENT BY ESCROW AGENT. The Escrow Agent does hereby accept the appointment as escrow agent and agrees to act on the terms and conditions described herein.
     3. ESCROW FUNDS. On or before the Commencement Date, as defined in the Sublease, the Depositor will deliver to Escrow Agent the sum of $136,000. Additionally, the Depositor will pay to Escrow Agent the first four (4) monthly installments of Base Rent due under the Sublease together with Florida sales tax thereon (each installment being $47,050.31, for an aggregate amount of $188,201.22). All such amounts are referred to in this Agreement as “Escrow Funds,” The Escrow Agent shall hold, maintain, invest, and secure the Escrow Funds subject to the terms, conditions, and restrictions herein described. Escrow Agent shall release Escrow Funds only in accordance with the instructions as set forth in Exhibit “A”, or as otherwise expressly set forth in this Agreement. The Escrow Agent will only release Escrow Funds which are “Collected Funds”. For purposes of this Agreement, the term “Collected Funds” shall mean all funds received by the Escrow Agent which have cleared normal banking channels and are considered to be good funds.
     4. INVESTMENT AND MAINTENANCE OF ESCROW FUND. The Escrow Agent shall invest and reinvest the Escrow Funds in the investment(s) set forth in Exhibit B or any other investment which shall be requested in writing by both the Secured Party and the Depositor and which shall be considered acceptable in the sole discretion of the Escrow Agent. The Escrow Agent shall have sole discretion to select the brokers, dealers or other traders of securities in connection with the investment of the Escrow Funds. During the term of this

Agreement the Escrow Agent shall provide the Secured Party and the Depositor with written monthly statements containing the beginning balance of the Escrow Funds, as well as all principal and income transactions for the statement period. The Escrow Agent shall have the express authority to liquidate any and all investments in whole or in part making up the Escrow Funds to make any and all payments under this Agreement. In the event that any or all of the Escrow Funds is of the type which cannot be invested or the Secured Party and the Depositor expressly request in writing, that the Escrow Funds not be invested, the Escrow Agent shall hold and maintain the Escrow Funds in the escrow account.
     5. LIABILITY OF ESCROW AGENT. The Escrow Agent shall not be liable for any loss to Escrow Funds resulting from the investment(s) enumerated in Exhibit “B” or any investment(s) requested in writing by either the Depositor or the Secured Party. The Escrow Agent shall not be liable for any (i) actions taken at the request of either the Depositor or the Secured Party; (ii) inaction resulting from the failure of either the Depositor or the Secured Party to provide the Escrow Agent with written instructions as to investment directives; (iii) inaction resulting from the exercise of the Escrow Agent’s sole discretion in the choice of requested investments; or, (iv) any loss resulting from the liquidation of any investment(s) prior to such investment’s maturity date for the purpose of making required payments under this Agreement. The Escrow Agent shall not be held liable for any actions taken in good faith reliance upon written instructions by the Depositor and/or the Secured Party. The Escrow Agent shall not be liable for any action or inaction taken in good faith, except that it may be held liable for its own gross negligence or willful misconduct, if so determined by a court of competent jurisdiction. Under no circumstances shall the Escrow Agent be held liable for any special, indirect or consequential damages of any kind, even though the Escrow Agent may have been placed on notice of the likelihood of such loss.
     6. RIGHTS AND DUTIES OF ESCROW AGENT. This Agreement shall represent the entire understanding of the parties hereto, and the Escrow Agent shall only be required to perform the duties expressly described herein, and no further duties shall be implied from this Agreement or any other written or oral agreement by and between the Escrow Agent, the Depositor and the Secured Party made previous or subsequent to this Agreement, unless such written amendment to this Agreement is executed by all parties to this Agreement. The Escrow Agent may rely upon any written instructions believed in good faith to be genuine when signed and presented by the requesting party and shall not have a duty to inquire or investigate the validity of any such written instruction. The Escrow Agent shall not be required to solicit funds from either the Depositor or the Secured Party in connection with this Agreement. The Escrow Agent shall be permitted to execute any and all powers under this Agreement directly or through its agents and/or attorneys, and shall be allowed to seek counsel from any professional regarding the performance of this Agreement, which professionals shall be selected at the sole discretion of the Escrow Agent. Should the Escrow Agent become uncertain as to its duties under this Agreement, it shall be permitted to immediately abstain from further action until such duties are expressly defined in writing by the parties hereto, and shall only be required to protect and keep the Escrow Funds in their current investment(s) until such time as a written agreement among the parties is executed or a court of competent jurisdiction shall render an order directing further action, or (b) to petition any court of competent jurisdiction (by means of an interpleader action or other appropriate action) for instructions regarding such uncertainty, and to pay all Escrow

Funds into such court for holding and disposition. Upon release of Escrow Funds to a court as provided in the preceding sentence or as set forth in Exhibit “A” hereto, Escrow Agent shall be fully released from any and all further obligations, except for the provision of written notice to the other parties to this Agreement, setting forth in such notice the date of release of the Escrow Funds, the party to whom released and the amount released, such notification to be in the form of the Escrow Agent’s final monthly statement. Upon the release of the Collateral and the above referenced notification, the Escrow Agent shall be released from further obligations to any other party to this Agreement.
     7. TERM OF ESCROW AGREEMENT. The Agreement shall terminate on the date of final disbursement of the Escrow Fund (the “Termination”), provided that any claims by Escrow Agent against the Secured Party or the Depositor shall survive the termination hereof.
     8. RESIGNATION AND SUCCESSION OF ESCROW AGENT. The Escrow Agent may resign and be discharged of all duties and obligations under this Agreement by providing fifteen (15) days written notice of such resignation to both the Depositor and the Secured Party. If no successor escrow agent shall have been named at the expiration of the fifteen (15) days notice period, the Escrow Agent shall have no further obligations hereunder except to hold the Escrow Funds as a depository. Upon notification by the Depositor and the Secured Party of the appointment of a successor escrow agent, the Escrow Agent shall promptly deliver the Escrow Funds and all materials and instruments in its possession which relate to the Escrow Funds to such successor, and the duties of the resigning Escrow Agent shall terminate in all respects, and it shall be released and discharged from all further obligations herein. The Escrow Agent shall have the right to withhold an amount equal to any amount due and owing the Escrow Agent, plus any costs and fees incurred by the Escrow Agent in connection with the formation, maintenance or termination of this Agreement. Any merger, consolidation or the purchase of all or substantially all of the Escrow Agent’s corporate assets resulting in a new corporate entity shall not be considered a successor for the purposes of this Agreement, and the Escrow Funds shall be transferred to such entity without written consent or further action under this Agreement.
     9. TERMINATION OF ESCROW AGENT. The Escrow Agent may be discharged from its duties under this Agreement upon thirty (30) days written notice from the Depositor and the Secured Party and upon the payment of any and all costs and fees due to Escrow Agent. In such event, the Escrow Agent shall be entitled to rely upon written instructions from the Depositor and the Secured Party as to the disposition and delivery of the Escrow Funds. Upon thirty (30) days after receipt of such written notice of termination, if no successor has been named, the Escrow Agent shall immediately cease further action under this Agreement and shall have no further obligations hereunder except to hold the Escrow Funds as a depository.
     10. TAXES. The Depositor and the Secured Party each represent that its Taxpayer Identification Number (“TIN”) assigned by the Internal Revenue Service (“IRS”) or any other taxing authority listed in Exhibit “D” is true and correct, and that each will notify the Escrow Agent in writing immediately upon any change to such number. Upon execution of this

Agreement, the Depositor and the Secured Party shall provide the Escrow Agent with a fully executed W-8 or W-9. All interest or other income earned under this Agreement shall be allocated and/or paid as directed in writing by the parties and reported as required. Taxes may be withheld by Escrow Agent as it determines may be required by any law or regulation in effect at the time of the distribution. In the absence of timely direction, all proceeds of the Escrow Funds shall be retained as Escrow Funds and reinvested from time to time by the Escrow Agent as provided in Section 4, Depositor and Secured Party each grant to the Escrow Agent a right of set-off which may be exercised to pay any and all taxes, whether federal, state or local, incurred by the investment of the Escrow Funds. The Depositor and the Secured Party shall, jointly and severally, indemnify and hold harmless the Escrow Agent against and in respect to liability for taxes and/or any penalties or interest attributable to the investment of Escrow Funds by Escrow Agent pursuant to this Agreement.
     11. FEES. Depositor and Secured party also agree to pay compensation for the services rendered by the Escrow Agent under this Agreement to be allocated equally between the parties. Compensation for services rendered by the Escrow Agent shall be paid per the instructions set forth on Exhibit “C”, and Depositor and Secured Party agree to each pay or reimburse the Escrow Agent one half of all expenses and disbursements, including attorney’s fees and expenses, incurred in connection with the preparation, execution, performance, delivery, modification or termination of this Agreement. Prior to any final distribution, the Escrow Agent shall be entitled to deduct any of its fees and expenses which are then due and owing, anything herein to the contrary notwithstanding. In addition to any other liens or security interest available to the Escrow Agent under the applicable law, the Escrow Agent shall have a lien on the Escrow Funds to secure the payment of any moneys that the other parties hereto owe the Escrow Agent under the terms of this Agreement. Prior to any final distribution the Escrow Agent shall be entitled to deduct from the Escrow Funds, any such monies and any of its fees and expenses which are then due and owing.
     12. INDEMNIFICATION OF ESCROW AGENT. The Depositor and the Secured Party shall jointly and severally indemnify, defend and hold harmless the Escrow Agent and its directors, officers, agents and employees from all loss, liability or expense arising from the execution and/or performance of this Agreement or the undertaking of any instructions from the Depositor or the Secured Party (specifically including failure by Escrow Agent to perform hereunder in connection with Escrow Agent’s compliance with any laws or court orders that may be imposed or enforced from time-to-time), except for those acts by the Escrow Agent which shall constitute gross negligence or willful misconduct, and such indemnification shall include attorney’s fees and expenses. The Escrow Agent’s right of indemnification shall survive the resignation or termination of the Escrow Agent and the termination of the duties described in this Agreement. The Depositor and the Secured Party further grant the Escrow Agent a right of set- off and a security interest against the Escrow Funds for the payment of any claim for indemnification, expenses (including legal) or compensation due hereunder.
     13. NOTICES. All communications, notices and instructions required herein shall be in writing and shall be deemed to have been duly given if delivered by hand or first class, registered or certified mail, return receipt requested, postage prepaid, or by facsimile transmission if followed by letter and affirmative confirmation of receipt is received (such facsimile notice to be effective on the date such affirmative confirmation of receipt is received), or by overnight courier (such notice to be effective the following business day if instructions to deliver such notice on the next business day are given) and addressed as follows:

If to Escrow Agent:	Regions Bank
Corporate Trust Department
1901 6th Avenue North, 28th Floor
Birmingham, Alabama 35203
Attn: Rebecca Brayman
205-264-5514 — Direct
205-264-5265 — Facsimile
rebecca,brayman@regions.com

If to Secured Party:	Municipal Mortgage & Equity, LLC
621 East Pratt Street, Suite 300
Baltimore, Maryland 21202
Attention: General Counsel
Phone: 443-262-2900
Fax: 410-727-5387

If to Depositor:	Kimberly Perez, CFO
Walter Investment Management Corp.
3000 Bayport Drive, Suite 1100
Tampa, Florida 33607
Phone: (813) 871-4141
Fax: (813) 871-4233
In the event the Escrow Agent shall receive such written instructions and shall determine pursuant to its sole discretion that verification of such instructions shall be required, then the Escrow Agent shall be permitted to seek confirmation of such instructions by way of telephone contact to the author of such written instructions. Verification of the instructions by the purported author of the instructions called at the telephone number placed on the instructions shall serve to verify such instructions.
     14. ASSIGNMENT. This Agreement shall not be assignable absent written consent of the parties hereto. Any assignment absent written consent shall be deemed void ab initio, except that the merger or acquisition of all or substantially all the assets of the parties shall not require written consent, but shall require written notice to all the parties hereto. Notwithstanding the foregoing, all covenants contained in this Agreement by or on behalf of the parties hereto shall bind and inure to the benefit of such parties and their respective heirs, administrators, legal representatives, successors and assigns.

     15. MODIFICATION OF AGREEMENT. This Agreement shall constitute the complete and entire understanding of the parties hereto, and shall supersede any and all prior agreements between or among them. The provisions of this Agreement shall not be waived, modified, amended, altered or supplemented, in whole or in part, except by a writing signed by all the parties hereto.
     16. CHOICE OF LAW. This Agreement shall be governed and construed in accordance with the laws of the State of Florida without giving effect to the conflict of laws principles thereof.
     17. FORCE MAJEURE. No party to this Agreement shall be liable to any other party for losses arising out of, or the inability to perform its obligations under the terms of this Agreement, due to acts of God, which shall include, but shall not be limited to, fire, floods, strikes, mechanical failure, war, riot, nuclear accident, earthquake, terrorist attack, computer piracy, cyber-terrorism or other acts beyond the control of the parties hereto.
     18. USE OF REGIONS BANK NAME. No party to this Agreement shall, without the prior written consent of the Escrow Agent, publish or print or cause to be published or printed any printed or other material in any language, including prospectuses, notices, reports, internet web sites and promotional material, which mentions “Regions Bank” by name or logo or the rights, powers, or duties of the Escrow Agent under this Agreement.
     19. EXECUTION. This Agreement may be executed in several counterparts, each of which shall be deemed an original, but such counterparts together shall constitute one and the same instrument. The effective date of this Agreement shall be the date it is executed by the last party to do so.
     20. DISPUTE RESOLUTION. In the event of a dispute under this Agreement, at Escrow Agent’s sole option, Escrow Agent may take either of the following actions:
          a) Filing an interpleader or other action with a court of competent jurisdiction; or
          b) Upon notice by Escrow Agent to the Depositor and the Secured Party, all and any dispute and claim relating to any provision hereof or relating to or arising out of this Agreement shall be settled by arbitration, in accordance with the United States Arbitration Act (9 USC § 1 et seq.) and the commercial arbitration rules of the American Arbitration Association. Judgment upon the award of the arbitrator may be entered in any court having jurisdiction thereof. The arbitration shall take place at a time noticed by the American Arbitration Association regardless of whether one of the parties fails or refuses to participate.
     21. SEVERABILITY. If any provision of this Agreement or the application thereof to any party or circumstance shall be invalid, illegal or unenforceable to any extent, the remainder of this Agreement and the application thereof shall not be affected and shall be enforceable to the fullest extent permitted by law.

     22. USA PATRIOT ACT. No party to this Agreement is (or will be) a person with whom Escrow Agent is restricted from doing business with under regulations of the Office of Foreign Asset Control (“OFAC”) of the Department of the Treasury of the United States of America (including, those persons named on OFAC’s Specially Designated and Blocked Persons list) or under any statute, executive order (including, the September 24, 2001 Executive Order Blocking Property and Prohibiting Transactions With Persons Who Commit, Threaten to Commit, or Support Terrorism), or other governmental action and is not and shall not engage in any dealings or transactions or otherwise be associated with such persons. In addition, the Secured Party and the Depositor hereby agree to provide to Escrow Agent with any additional information that Escrow Agent deems necessary from time to time in order to ensure compliance with all applicable laws concerning money laundering and similar activities. The following notification is provided to the Secured Party and the Depositor pursuant to Section 326 of the USA PATRIOT Act of 2001, 31 U.S.C. Section 5318 (“Patriot Act”): IMPORTANT INFORMATION ABOUT PROCEDURES FOR OPENING A NEW ACCOUNT. To help the government fight the funding of terrorism and money laundering activities, Federal law requires all financial institutions to obtain, verify, and record information that identifies each person or entity that opens an account, including any deposit account, treasury management account, loan, other extension of credit, or other financial services product.
     23. ILLEGAL ACTIVITIES. Escrow Agent shall have the rights in its sole discretion to not accept appointment as escrow agent and reject funds and collateral from the Depositor or the Secured Party in the event that Escrow Agent has reason to believe that such funds or collateral violate applicable banking practices or applicable laws or regulations, including but not limited to the Patriot Act. In the event of suspicious or illegal activity and pursuant to all applicable laws, regulations and practices, the other parties to this Agreement will assist Escrow Agent and comply with any reviews, investigations and examinations directed against the deposited Escrow Funds.
     24. REPRESENTATIONS and WARRANTIES. The Depositor and the Secured Party respectively make the following representations and warranties to Escrow Agent:
     (i) It is duly organized, validly existing, and in good standing under the laws of the state of its incorporation or organization, and has full power and authority to execute and deliver this Agreement and to perform its obligations hereunder.
     (ii) This Agreement has been duly approved by all necessary action, including any necessary shareholder or membership approval, has been executed by its duly authorized officers, and constitutes its valid and binding agreement enforceable in accordance with its terms.
     (iii) The execution, delivery, and performance of this Agreement will not violate, conflict with, or cause a default under its articles of incorporation, articles of organization, bylaws, management agreement or other organizational document, as applicable, any applicable law or regulation, any court order or administrative ruling or decree to which it is a party or any of its property is subject, or any agreement, contract, indenture, or other binding arrangement to which it is a party or any of its property is subject.
     (iv) The applicable persons designated on Exhibit “D” hereto have been duly appointed to act as its representatives hereunder and have full power and authority to execute and deliver any written directions, to amend, modify or waive any provision of this Agreement and to take any and all other actions on behalf of the Depositor and the Secured Party under this Agreement, all without further consent or direction from, or notice to, it or any other party.
IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above.

REGIONS BANK, as Escrow Agent

By:

Its:

Date:

SECURED PARTY Municipal Mortgage & Equity, LLC

By:

Its:

Date:

DEPOSITOR Walter Investment Management Corp.

By:

Its:

Date:

Exhibit “A”
Escrow Agent shall pay over to Secured Party from the Escrow Funds, by wire transfer or ACH as designated by the Secured Party of immediately available funds to the bank account designated by Secured Party the amount of Three Hundred Twenty-Four Thousand Two Hundred One Dollar and Twenty-Two Cents ($ 324,201.00) in accordance with the following:
Except in the event that the Sublease has terminated as a result of Secured Party’s default under the Prime Lease (not caused by Depositor’s act or omission) within two (2) years after the Commencement Date, the Escrowed Funds will be paid to Secured Party in eighteen (18)approximately equal monthly disbursements, beginning on the first day of the calendar month occurring on or after the second anniversary of the Commencement Date (so that if the Commencement Date is May 15, 2009, payment of the escrowed funds to Secured Party will commence May 15, 2011). If the Sublease terminates as a result of Secured Party’s default under the Prime Lease (not caused by Depositor’s act or omission), the escrowed funds, plus interest thereon, will be promptly paid to Depositor via wire transfer into a bank account of Depositor’s designation.
The Commencement Date is defined as May 15, 2009 unless otherwise amended by the parties in writing and the Escrow Agent is duly notified.

Exhibit “B”
The Escrow Funds shall be invested in an interest-bearing money market account unless otherwise instructed in writing by the Secured Party. Any interest earned shall be disbursed to Secured Party within five (5) days after the expiration of every calendar month. Fees associated with the monthly interest disbursements, if any, shall be borne solely by the Secured Party.

Exhibit “C”
Fee Schedule
These fees are based upon our current understanding of our duties under of the above-referenced agreement. Regions Bank reserves the rights to adjust its fees should its duties change under the agreement.

ACCEPTANCE FEE:	$500.00

ANNUAL ADMINISTRATION FEE:	$1000.00

TRANSACTION FEES:	waived

LEGAL FEES:	at cost, if any
INVESTMENT: An additional $500.00 fee will be added to the annual administration fee of any account not using one of the investment vehicles used by Regions Bank for its short-term investments.
     The Acceptance Fee and the Annual Escrow Fee are payable upon execution of the escrow documents. In the event the escrow is not funded, the Acceptance Fee and all related expenses, including attorneys’ fees remain due and payable, and if paid, will not be refunded. Annual fees cover a full year in advance, or any part thereof, and thus are not pro-rated in the year of termination. All other fees, if any, will be billed to the client in arrears.

Exhibit “D”
Secured Party
1.	Taxpayer Identification Number: 52-1449733

2.	Company Representative: The following individual/s is hereby designated as representative of the Secured Party under the Agreement.
Name: Specimen Signature:

Name: Specimen Signature:
Depositor
1.	Taxpayer Identification Number: 80-0351147

2.	Company Representative: The following individual/s is hereby designated as representative of the Depositor under the Agreement.
Name: Specimen Signature:

Name: Specimen Signature: